Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT
BY AND AMONG
ALLIED MOTION CHRISTCHURCH LIMITED
(“Buyer”)

INVACARE HOLDINGS NEW ZEALAND
(“Seller”)
AND
INVACARE CORPORATION
(“Parent”)

March 6, 2020

4.17	Insurance.	21
4.18	Environmental Matters.	22
4.19	Related Party Transactions.	22
4.20	Customers and Suppliers.	22
4.21	Books and Records.	23
4.22	Product Warranties; Recalls.	23
4.23	No Additional Representations.	23

Article 5		24
5.1	Organization; Authorization.	24
5.2	Execution and Delivery; Enforceability.	24
5.3	Governmental Authorities; Consents.	24
5.4	Brokerage.	24
5.5	Investment Intent; Restricted Securities.	25
5.6	Financing.	25
5.7	Solvency.	25
5.8	Due Diligence Investigation.	25

Article 6		26
6.1	Seller Closing Deliverables.	26
6.2	Buyer Closing Deliverables.	26

Article 7		27

Article 8		27
8.1	Post-Closing Publicity.	27
8.2	Expenses.	28
8.3	No Assignments.	28
8.4	Confidentiality; Nonsolicitation.	28
8.5	Access to Books and Records.	29
8.6	Further Assurances.	30
8.7	Restrictive Covenants.	30
8.8	Post-Closing Matters Relating to DE Securities.	31
8.9	Continuation of Indemnification; D&O Tail Coverage.	32
8.10	Parent Guarantee.	32

Article 9		33
9.1	Indemnification of Buyer.	33
9.2	Indemnification of Seller.	33
9.3	Limitations on Indemnification.	34

9.4	Procedures Relating to Indemnification.	36
9.5	Limitations of Remedies	37
9.6	Materiality.	37

Article 10		38
10.1	Apportionment of Taxes.	38
10.2	Tax Returns; Refunds.	38
10.3	Controversies.	40
10.4	Certain Chinese Tax Matters.	41
10.5	Cooperation.	41
10.6	Conflict.	42
10.7	Successors.	42
10.8	Transfer Taxes.	42

Article 11		42

Article 12		52
12.1	Notices.	52
12.2	Entire Agreement.	53
12.3	Modification.	53
12.4	Governing Law, Jurisdiction and Venue.	53
12.5	Binding Effect.	54
12.6	Headings.	54
12.7	Number and Gender; Inclusion.	54
12.8	Counterparts.	54
12.9	Third Parties.	54
12.10	Disclosure Schedules.	54
12.11	Time Periods.	55
12.12	Construction.	55

EXHIBITS:

Exhibit A:	Working Capital Calculation

Exhibit B:	Transition Services Agreement

Exhibit C:	Supply Agreement

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 6th day of March, 2020, by and among Allied Motion Christchurch Limited, a New Zealand limited company (“Buyer”), Invacare Holdings New Zealand, a New Zealand incorporated unlimited company with company number 1153701 (“Seller”), and Invacare Corporation, an Ohio corporation (“Parent”).
RECITALS:
A.    Seller owns (i) all of the issued and outstanding share capital (the “DC Securities”) of Dynamic Controls, a New Zealand incorporated unlimited company (the “Company”) and (ii) a one percent interest (1%) in the share capital (the “DE Securities”) of Dynamic Europe Limited, a private limited company organized under the laws of the United Kingdom (company number 02385287) (“Dynamic Europe”) (the DE Securities and the DC Securities are collectively referred to as the “Purchased Securities”).
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Securities, upon and subject to the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:
ARTICLE 1
Definitions
1.1    Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 11, or elsewhere herein as indicated in Article 11.
1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under United States GAAP, except as may otherwise be specified herein.
ARTICLE 2
Purchase and Sale
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, the Purchased Securities and all of Seller’s right, title and interest in and to the Purchased Securities.
2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the Purchased Securities shall be an amount equal to:
(a)    Fifteen Million Dollars ($15,000,000.00) (the “Base Amount”);

(b)    plus an amount equal to the Closing Cash;
(c)    minus an amount equal to the Closing Indebtedness; and
(d)    plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital.
2.3    Estimated Purchase Price; Payment of Indebtedness. Prior to the date hereof, Seller has estimated in good faith the amount of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, as of 11:59 p.m. on the Closing Date and has delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates and the calculation of the Estimated Purchase Price. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness” and “Estimated Closing Working Capital” mean the estimates of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall: (a) pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) to Seller by means of a wire transfer of immediately available cash funds (free of any condition, restriction, deduction or withholding except as otherwise provided in this Agreement) to an account as directed by Seller prior to the Closing (the “Seller’s Account”); and (b) on behalf of the Acquired Companies, pay the Indebtedness of the Acquired Companies to the parties identified on Schedule 2.3(b) (collectively, the “Repaid Closing Indebtedness”).
2.4    Post-Closing Adjustment.
2.4.1    Adjustment Statement Preparation. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller an adjustment statement setting forth Buyer’s good faith determination and calculation of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, respectively, as of 11:59 p.m. on the Closing Date (the “Preliminary Adjustment Statement”) and, based on such calculation of the Closing Cash, the Closing Indebtedness and the Closing Working Capital, Buyer’s written, good faith determination and calculation of the Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price, if any (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the Final Adjustment Statement shall be prepared in a manner consistent with, and using the same accounting methods, policies, practices and procedures described on, Schedule 4.5.1, except that the Preliminary Adjustment Statement and the Final Adjustment Statement shall only reflect those items necessary to calculate the Closing Cash, the Closing Indebtedness and the Closing Working Capital. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time on or after the Closing Date shall be entirely disregarded; (b) it shall be assumed that the Acquired Companies and their respective lines of businesses shall be continued as a going concern; and (c) there shall not be taken into account (i) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing Date with respect to the Acquired Companies or their respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price hereunder or (ii) any adjustments for Buyer’s use of purchase accounting. If Buyer does not deliver the Preliminary Adjustment Statement to Seller within such sixty (60) day period, then, at the election of Seller in its sole discretion exercised upon written notice to Buyer within five (5) days following expiration of such sixty (60) day period, the Estimated Purchase Price specified in the Closing Certificate shall be presumed to be true and correct in all respects and shall be final and binding on the parties.
2.4.2    Adjustment Statement Review. Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Seller believes that either was not prepared in accordance with Section 2.4.1, Seller shall so notify Buyer in writing no later than thirty (30) days after Seller’s receipt thereof, setting forth in such notice Seller’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with reasonable particularity of the adjustments which Seller claims are required to be made thereto in order to conform the same to the terms of Section 2.4.1. Buyer shall cause the Acquired Companies and their respective officers, employees, agents and Representatives to reasonably cooperate with all Representatives of Seller in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, shall cause all books and records of the Acquired Companies that relate to the Preliminary Adjustment Statement (including the calculation thereof) to be made available during normal business hours to such Representatives, in each case, upon reasonable advance notice and in a manner so as to not unreasonably interfere with the operations of the Buyer or the Acquired Companies.
2.4.3    Adjustment Statement Dispute Resolution. If Seller timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Seller are unable to resolve such disputed items through good faith negotiations within thirty (30) days after Seller’s delivery of such written notice of objection, then the parties shall mutually engage and submit only such disputed items to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally or regionally recognized, independent, public accounting firm mutually agreed upon by Seller and Buyer in writing (the “Independent Accountants”). Buyer and Seller shall have the opportunity to present their positions with respect to such disputed matters to the Independent Accountants in accordance with the requirements of Section 2.4. The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require. In resolving any disputed item, the Independent Accountants shall: (a) be bound by the provisions of this Article 2 and the definitions pertaining hereto; (b) select either the position of Buyer or Seller as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed; and (c) restrict its decision to such items which are then in dispute and have been properly submitted to the Independent Accountants in accordance with this Section 2.4.3. The

Independent Accountant shall deliver to Buyer and Seller a written report setting forth the resolution of any disagreement determined in accordance with the terms of this Agreement. Absent manifest error, such determinations by the Independent Accountants shall be final, binding and conclusive as to Buyer, Seller and their respective Affiliates upon which a judgment may be rendered by a court having proper jurisdiction over the party against which such determination is to be enforced. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Seller, on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that was, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.
2.4.4    Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon Buyer, Seller and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:
(a)    the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Seller and consented to by Buyer;
(b)    the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.4.2; or
(c)    the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.4.3.
2.4.5    Adjustment of Purchase Price. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is greater than the Estimated Purchase Price, then Buyer shall pay the amount of such difference to Seller by means of a wire transfer of immediately available funds to the Seller’s Account. If the Purchase Price, as finally determined in accordance with Section 2.4.4, is less than the Estimated Purchase Price, then Seller shall pay the amount of such difference to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this Section 2.4.5 no later than three (3) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.4. For Tax purposes, any payment by Buyer or Seller under this Agreement, including pursuant to Article 9, shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.
2.5    Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Companies and the assets owned by each in accordance with the allocation provisions set forth on Schedule 2.5 (the “Purchase Price Allocation”). Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a proposed allocation of the Purchase Price (and other relevant amounts) as of the Closing Date, which allocation shall incorporate, reflect and be consistent with the Purchase Price Allocation (the “Buyer’s Allocation”). If Seller disagrees with Buyer’s Allocation, Seller may, within sixty (60) days after delivery of Buyer’s Allocation, deliver a notice (the “Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation of the Purchase Price (and other relevant amounts). If the Seller’s Allocation Notice is duly delivered, Seller and Buyer shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts), which allocation shall incorporate, reflect and be consistent with the Purchase Price Allocation. If Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountants to resolve any remaining disputes. Any allocation of the Purchase Price (and other relevant amounts) determined pursuant to the decision of the Independent Accountants shall incorporate, reflect and be consistent with the Purchase Price Allocation, and shall be final and binding. All fees and expenses relating to the work, if any, to be performed by the Independent Accountants shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. Buyer and Seller agree to be bound by such allocation, as finally determined pursuant to this Section 2.5, and to complete and submit their respective Tax Returns to the relevant Taxing Authorities accordingly, including any election under Code Section 338(g). Buyer shall have the right to make an election under Code Section 338(g) with respect to the transactions contemplated hereby for any Acquired Company that is eligible. In the event that Buyer makes an election under Code Section 338(g), Buyer will notify Seller in writing as set for in Treasury Regulation Section 1.338-2(e)(4). Seller hereby agrees to, and shall cause its Affiliates to, include any income, gain, loss, deduction or other tax item resulting from such election on Seller’s and its Affiliates’ Tax Returns to the extent required by applicable Law.
2.6    Lowest Price. For the purposes of the financial arrangements rules in the New Zealand Income Tax Act 2007, Buyer and Seller agree that:
(a)    the Purchase Price is the lowest price (converted into New Zealand dollars using the exchange rate available from a New Zealand registered bank on the date that the first right in the Purchased Securities was transferred), that the parties would have agreed for the sale and purchase of the Purchased Securities, on the date this Agreement was entered into, if payment would have been required in full at the time the first right in the Purchased Securities was transferred;

(b)    they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and will file their Tax Return accordingly; and

(c)    the Buyer and Seller are not associated for the purposes of the New Zealand Income Tax Act 2007, and the Purchased Securities are transferred under this Agreement at their arm's length value.

ARTICLE 3
Representations and Warranties Concerning the Transaction
Seller represents and warrants to Buyer as follows:
3.1    Authority; Capacity and Representation. Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform under this Agreement, and each other agreement, instrument and document executed and delivered by Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of Seller. Seller is duly organized, validly existing and in good standing under the laws of New Zealand.
3.2    Ownership of Securities. Seller is the sole beneficial and record owner of, and has good and marketable title to, all of the Purchased Securities, free and clear of all Liens. Upon payment for the Purchased Securities as provided in this Agreement, Buyer shall have good and valid title to the Purchased Securities, free and clear of all Liens, other than those created by Buyer.
3.3    Execution and Delivery; Enforceability. This Agreement and each Seller Ancillary Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).
3.4    Noncontravention.
3.4.1    Neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof: (a) conflicts with, or results in a breach of, any provisions of the Charter Documents of Seller; or (b) violates any Law or Order applicable to Seller or by which any properties or assets owned or used by Seller is bound or affected.
3.4.2    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Seller in connection with: (a) the execution, delivery and performance by Seller of this Agreement or any Seller Ancillary Agreement; or (b) the compliance by Seller with any of the provisions hereof or thereof or the consummation by Seller of the transactions contemplated hereby or thereby.
3.5    Legal Proceedings. There is no Order, and no action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Seller, threatened against Seller, which gives a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement or any Seller Ancillary Agreement.
ARTICLE 4
Representations and Warranties Concerning the Acquired Companies
Seller further represents and warrants to Buyer as follows:
4.1    Organization; Authority; Enforceability.
4.1.1    The Company is an incorporated unlimited company duly organized, validly existing and in good standing under the laws of New Zealand. Dynamic Europe is a private limited company duly organized, validly existing and in good standing under the law of the United Kingdom. Schedule 4.1.1 sets forth a complete list of all direct and indirect Subsidiaries of the Company, including: (a) each Subsidiary’s name, entity type and country of organization and (b) all jurisdictions in which such Subsidiary is legally qualified to transact business. Each of the Subsidiaries is a corporation, limited liability company, unlimited liability company or comparable entity under local law duly organized and legally existing in good standing under the laws of its country of organization. The Acquired Companies have all requisite power and authority to own and lease their respective assets and to operate their respective businesses as the same are now being owned, leased and operated. Each Acquired Company is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Each Acquired Company has provided to Buyer a true, complete and correct copy of its Charter Documents, as currently in effect.
4.2    Subsidiaries; Equity Securities.
4.2.1    Interests of the Acquired Companies. Schedule 4.2.1 sets forth, with respect to the Company, Dynamic Europe and each Subsidiary: (a) the number and type of Stock or Other Securities authorized, issued and outstanding with respect to each such entity (such issued and outstanding Stock or Other Securities, the “Equity Securities” and, together with the Purchased Securities, the “Interests”); and (b) the legal and beneficial owner of all Interests, and the number of Interests owned by each such owner. Seller, the Company or another Subsidiary owns all of the Interests in the Company, Dynamic Europe and each Subsidiary, as applicable, free and clear of all Liens.
4.2.2    All of the Interests have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable securities Laws and any preemptive rights or rights of first refusal of any Person. Except as set forth in the Charter Documents of the Acquired Companies, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any of the Interests. There does not exist, nor is there outstanding, any right or security granted to, issued to or entered into with, any Person to cause any of the Acquired Companies to issue, grant or sell any Stock or Other Securities, and, except as set forth on Schedule 4.2.2, there is no commitment or agreement to grant or issue any Stock or Other Securities. There is no obligation, contingent or otherwise, of Seller, any of the Acquired Companies or any of their respective Affiliates to: (a) repurchase, redeem or otherwise acquire any Stock or Other Securities of the Acquired Companies; or (b) provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of any Acquired Company. There is no obligation, contingent or otherwise, of any of the Acquired Companies to provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of any Person. There are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which members or other holders of Stock or Other Securities in any of the Acquired Companies are entitled to vote.
4.3    Other Ventures. Except as set forth on Schedule 4.3, none of the Acquired Companies owns of record or beneficially any Stock or Other Securities in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture, other than with respect to the ownership of the equity interests of the Subsidiaries by the applicable Acquired Company as set forth on Schedule 4.2.1.
4.4    Noncontravention.
4.4.1    Assuming all consents, approvals, authorizations, permits, filings and notifications set forth on Schedule 4.4.2 have been obtained or made, except as set forth on Schedule 4.4.1, neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby, nor the compliance by Seller with any provisions hereof: (a) conflicts with or results in a breach of any provisions of the Charter Documents of any Acquired Company; (b) constitutes or results in the breach of any term, condition or provision of, constitutes a default under (with or without notice, lapse of time or both), gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to or gives rise to any obligation of any Acquired Company to make any payments under any Material Contract, Permit or Lease; (c) contravenes, conflicts with or results in a violation of, or constitute a failure to comply in any material respect with, any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected; or (d) results in the creation or imposition of a Lien upon any property or assets of any Acquired Company.
4.4.2    Except as set forth on Schedule 4.4.2, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by any Acquired Company in connection with (a) the execution and delivery of this Agreement, (b) the compliance by Seller with any of the provisions hereof or (c) the consummation of the transactions contemplated hereby.
4.5    Financial Statements; etc.
4.5.1    Copies of the internal, unaudited financial statements of the Acquired Companies as of and for the fiscal year ended December 31 of 2018 (the “Annual Financial Statements”), and for the twelve (12)-month period ended December 31, 2019 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial

Statements”) have been provided to Buyer. The Financial Statements (a) have been prepared based on the books and records of the Acquired Companies and in accordance with the policies and procedures set forth on Schedule 4.5.1 applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments; and (b) present fairly, in all material respects, the financial position of each of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The balance sheet included in the Interim Financial Statements is referred to herein as the “Acquisition Balance Sheet.”
4.5.2    Except as set forth on Schedule 4.5.2, to Seller’s Knowledge the Acquired Companies have no Liabilities except for (a) Liabilities disclosed, reflected or reserved against on the Acquisition Balance Sheet (b) Liabilities incurred since the date of the Acquisition Balance Sheet in the ordinary course of business, (c) liabilities under any Plan incurred in the ordinary course of business, (d) liabilities arising under executory Contracts (excluding any liability arising from any Acquired Company’s breach of any such Contract), and (e) liabilities arising under this Agreement or any Seller Ancillary Agreement.
4.5.3    All of the Acquired Companies’ Indebtedness is disclosed on the Financial Statements.
4.5.4    The accounts receivable reflected on the Acquisition Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of an Acquired Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Acquisition Balance Sheet or, with respect to accounts receivable arising after the date of the Acquisition Balance Sheet, on the accounting records of the Acquired Companies, have been determined in accordance with the policies and procedures set forth on Schedule 4.5.1.
4.6    Absence of Certain Changes or Events. Except as set forth on Schedule 4.6, since the date of the Acquisition Balance Sheet:
(a)    no event has occurred or arisen that has had or is reasonably expected to have a Material Adverse Effect;
(b)    there has not been any material change in the Tax reporting or accounting policies or practices of the Acquired Companies (including any action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period);
(c)    (i) the Acquired Companies have not made or granted, (A) any bonus or any wage, severance or termination pay, salary or compensation increase to any current employee, director or officer who received aggregate employment compensation in the form of salary and bonus in excess of One Hundred Thousand Dollars ($100,000) during or related to the twelve (12)-month period ended December 31, 2019, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (C) any equity or equity-based compensation award; and (ii) except as required to reflect legal requirements or avoid adverse Tax consequences to the Acquired Companies or to any employee of the Acquired Companies, the Acquired Companies have not amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;
(d)    none of the Acquired Companies has merged or consolidated with any corporation or other entity or invested in, loaned to, made an advance (except for advances by any Acquired Company to its employees or officers for business expenses incurred in the ordinary course of business consistent with past practice which do not individually exceed Five Thousand Dollars ($5,000) and in the aggregate exceed Fifty Thousand Dollars ($50,000)) or capital contribution to, or otherwise acquired any capital stock or business of, any Person or consummated any business combination transaction, in each case whether in a single transaction or series of related transactions;
(e)    none of the Acquired Companies has amended its Charter Documents or agreed to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;
(f)    each of the Acquired Companies is solvent, and no receiver, liquidator or statutory or official manager has been appointed in respect of any Acquired Company or the business or assets of any Acquired Company, and no application, order or resolution has been made with respect to any of the foregoing;
(g)    none of the Acquired Companies has sold, assigned or transferred any tangible or intangible property or assets having a book value in any individual case in excess of Fifty Thousand Dollars ($50,000) or in the aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000), except for sales of inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;
(h)    none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any tangible or intangible property or assets, or authorized any capital expenditures or commitments for capital expenditures, in any individual case in excess of Fifty Thousand Dollars ($50,000) or in the aggregate in excess of One Hundred Fifty Thousand Dollars ($150,000), except for purchases of inventory and supplies in the ordinary course of business consistent with past practice;
(i)    none of the Acquired Companies has amended, modified in any material respect or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);
(j)    no Acquired Company has (i) authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants,

commitments, subscriptions, rights to purchase or otherwise) any Stock or Other Securities or (ii) engaged in any split, combination or reclassification of any shares any Stock or Other Securities;
(k)    none of the Acquired Companies has declared, set aside or paid any dividends or distributions, or purchased or redeemed any of their respective Stock or Other Securities;
(l)    none of the Acquired Companies has (i) incurred any Indebtedness, (ii) assumed, guaranteed or endorsed the Indebtedness of any other Person or (iii) canceled any debt owed to it or released any claim possessed by it, other than (in each case) in the ordinary course of business pursuant to existing financing arrangements or Indebtedness otherwise reflected in the Financial Statements (and all of each Acquired Company’s Liabilities with respect to the Indebtedness referenced in (i) and (ii) shall terminate on or before Closing);
(m)    none of the Acquired Companies has mortgaged, pledged or subjected to any material Lien, other than Permitted Liens, any of its properties or assets;
(n)    there has been no material change in an Acquired Company’s (i) cash management practices and policies or (ii) practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(o)    there has been no transfer or assignment of, or grant of any license or sublicense under or with respect to, any Acquired Company Intellectual Property except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;
(p)    there has been no (i) abandonment or lapse of, or failure to maintain in full force and effect, any registered Acquired Company Intellectual Property or (ii) failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Acquired Company Intellectual Property;
(q)    there has been no material damage, destruction or loss (whether or not covered by insurance) to any property of an Acquired Company;
(r)    there has not been any capital investment in, or any loan to (except for advances by any Acquired Company to its employees or officers for business expenses incurred in the ordinary course of business consistent with past practice which do not individually exceed Five Thousand Dollars ($5,000) and in the aggregate exceed Fifty Thousand Dollars ($50,000)), any other Person;
(s)    there has been no hiring or promoting any management-level employee except to fill a vacancy in the ordinary course of business;
(t)    no Acquired Company has entered into a new line of business or abandoned or discontinued any existing lines of business; and

(u)    none of the Acquired Companies has entered into any written agreement to do any of the foregoing.
4.7    Taxes. Except as set forth on Schedule 4.7:
4.7.1    All Tax Returns for all Open Tax Years required to be filed by or with respect to the Acquired Companies have been properly filed (taking into account applicable extensions of time to file), and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all material respects. All Taxes due and payable by the Acquired Companies in connection with such Tax Returns for the Acquired Companies have been paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet.
4.7.2    There are no Tax claims, audits or proceedings by any Taxing Authority pending or, to Seller’s Knowledge, threatened in writing in connection with any Taxes due from or with respect to the Acquired Companies.
4.7.3    There are not currently in force any waivers or agreements binding upon the any Acquired Company for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.
4.7.4    The Acquired Companies have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
4.7.5    Each Acquired Company has (a) withheld and paid each Tax required to have been withheld and paid by such Acquired Company in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and (b) complied with all information reporting and backup withholding provisions required to be complied with in all material respects by such Acquired Company under applicable Law.
4.7.6    No claim has been made in writing by any Taxing Authority in any jurisdiction where an Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
4.7.7    No Acquired Company is party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (and, for the avoidance of doubt, neither a tax loss offset election nor a subvention agreement is a Tax sharing or Tax allocation agreement of the type to which this Section 4.7.7 refers).
4.7.8    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to an Acquired Company.

4.7.9    No Acquired Company been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes.
4.7.10    The aggregate transactions between or among the Acquired Companies or between or among any Acquired Companies, Seller, any Affiliate of Seller or any Related Person have been entered into on an arms-length basis and are in compliance with transfer pricing rules and regulations, applicable Law and, to the extent applicable to such transactions, with standards as set forth by the Organization for Economic Cooperation and Development.
4.7.11    No Acquired Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.
4.7.12    For U.S. income tax purposes, the Company duly elected to be treated as an entity disregarded from its owners effective January 8, 2003 and Dynamic Europe duly elected to be treated as an entity disregarded from its owners effective December 30, 2002, and both the Company and Dynamic Europe received approval from the U.S. Internal Revenue Service with respect to such election. The Company at all times since January 8, 2003 and Dynamic Europe at all times since December 30, 2002 were, and each continues to be, eligible for such election. Since the respective dates of such elections neither the Company nor Dynamic Europe has elected to be treated as a corporation for U.S. income tax purposes.
4.7.13    Schedule 4.7.13 sets forth all jurisdictions in which an Acquired Company is subject to Tax, is engaged in business or has a permanent establishment.
4.8    Employees.
4.8.1    Except as set forth on Schedule 4.8.1, there are no, and in the past two (2) years there have been no, pending or, to Seller’s Knowledge, threatened claims by any employee or former employee of any Acquired Company with respect to his or her employment, termination of employment or any employee benefits (other than routine claims for benefits).
4.8.2    Schedule 4.8.2 contains a list of all employees of the Company as of February 25, 2020, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (a) title or position (including whether full-time or part-time); (b) hire or retention date; (c) current annual base compensation rate; (d) commission, bonus or other incentive-based compensation; and (e) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet used to prepared the Estimated Closing Working Capital) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.
4.8.3    Each Acquired Company is not, and has not been for the past five (5) years, a party to, bound by or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or, to Seller’s Knowledge, purporting to represent any employee of an Acquired Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been in the past five (5) years, nor to Seller’s Knowledge has there been any threat of in the past five (5) years, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting an Acquired Company or any of its employees. No Acquired Company has any duty to bargain with any Union.
4.8.4    Each Acquired Company is and, for the past five (5) years, has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by an Acquired Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against an Acquired Company pending or, to the Seller’s Knowledge, threatened to be brought or filed by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
4.9    Employee Benefit Plans and Other Compensation Arrangements.
4.9.1    Set forth on Schedule 4.9.1 is a list of each benefit, retirement, compensation, employment, consulting, incentive, bonus, performance award, phantom equity, stock or stock-based, stock option, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, fringe benefit, severance pay, salary continuation, bonus, incentive, welfare, KiwiSaver, pension, profit sharing or deferred compensation plans, Contracts, programs, policies, funds or arrangements of any kind, in each case with respect to which any of the Acquired Companies currently is the sponsor or is obligated to make contributions under the plan terms, under which an Acquired Company has or would reasonably be expected to have any Liability or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability in connection with an Acquired Company (collectively, the “Plans”).
4.9.2    With respect to each Plan, Seller has provided to Buyer accurate, current and complete copies of each of the following: (a) where the Plan has been reduced to writing, the plan document together with all amendments; (b) where the Plan has not been reduced to writing, a written summary of all material plan terms; (c) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (d) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications) relating to any Plan; (e) actuarial valuations and reports (if any) related to any Plans with respect to the two most recently completed plan years; (f) the most recent nondiscrimination tests performed under the Code; and (g) copies of material notices, letters or other correspondence from Governmental Authorities with respect to each Plan.
4.9.3    With respect to each Plan, all contributions required to be paid by any Acquired Company or any of its Affiliates have been timely paid to the applicable Plan.
4.9.4    Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, subject to applicable Law and without material Liabilities to Buyer, an Acquired Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event, as otherwise set forth in the terms and provisions of such Plans, or as required by Law. No Acquired Company has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
4.9.5    Except as required under applicable Law, no Plan provides post-termination or retiree health benefits to any individual for any reason, and neither an Acquired Company nor any of its Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
4.9.6    There has been no amendment to, or any announcement by Seller, an Acquired Company or any of their Affiliates relating to, any Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis or as required by applicable Law) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, an Acquired Company or any of their Affiliates has any commitment or obligation to any director, officer, employee, independent contractor or consultant to adopt, amend, modify or terminate any Plan or any collective bargaining agreement.
4.9.7    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (a) entitle any current or former director, officer, employee, independent contractor or consultant of an Acquired Company to severance pay or any other payment; (b) accelerate the time of payment, funding or vesting, or increase the amount of compensation

(including stock-based compensation) due to any such individual; (c) limit or restrict the right of an Acquired Company to merge, amend or terminate any Plan; or (d) increase the amount payable under or result in any other material obligation pursuant to any Plan.
4.10    Permits; Compliance with Laws. Each Acquired Company (a) is in compliance in all material respects, and at all times within the past three (3) years has been in compliance in all material respects, with all applicable Laws and (b) possesses all material licenses, permits, registrations, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”). All material Permits are set forth on Schedule 4.10. All Permits are in full force and effect, and the applicable Acquired Company is, and has been, in compliance in all material respects with the terms of each Permit. All fees and charges with respect to the Permits as of the date hereof have been paid in full. Except as set forth on Schedule 4.10, in the past three (3) years, neither any Acquired Company nor Seller has received any written notice from any Governmental Authority regarding any material violation of, or material failure to comply with, any Law or Order applicable to the Acquired Companies or by which any properties or assets owned or used by the Acquired Companies are bound or affected.
4.11    Health and Safety at Work: Each NZ Acquired Company is in compliance in all material respects with the Health and Safety at Work Act 2015 and its subordinate regulations. Except as set forth on Schedule 4.11(a), in the past twelve (12) months (or at any time with respect to any matter that is not entirely resolved) (a) WorkSafe has not prosecuted, taken any enforcement action against or to Seller’s Knowledge investigated any of the NZ Acquired Companies for a potential breach of their health and safety duties and (b) no NZ Acquired Company made any notifications to WorkSafe. The Chinese Subsidiary is in compliance in all material respects with the applicable Laws and all applicable Orders concerning work safety and health. Except as set forth on Schedule 4.11(b), in the past twelve (12) months (or at any time with respect to any matter that not entirely resolved), no Governmental Authority has investigated or taken any enforcement action against the Chinese Subsidiary for a potential breach of any aforesaid applicable Laws or applicable Orders.
4.12    Real and Personal Properties.
4.12.1    The Acquired Companies do not own any real property. Schedule 4.12.1 identifies all of the real property demised by leases or subleases (collectively, the “Leases”) to the Acquired Companies (collectively, the “Leased Real Property”).
4.12.2    Each Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. All of the Leases are in full force and effect and enforceable by the Acquired Company that is party thereto in accordance with their terms, subject to the Enforceability Exceptions. None of the Acquired Companies is in material breach of or in material default under any Lease to which it is a party. Seller has delivered to Buyer true, complete and correct copies of each of the Leases.
4.12.3    Neither any Acquired Company nor Seller has received written notice to vacate, notice to quit or notice to terminate or any written notice of any pending, contemplated or unresolved condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, and to Seller’s Knowledge, no such proceeding has been threatened against the Leased Real Property. Neither any Acquired Company nor Seller has received any written notice that the current use and occupancy of the Leased Real Property used by such Acquired Company violates any Law in any material respect. Where the underlying freehold land of a Lease to which a NZ Acquired Company is a party is subject to a registered mortgage, the consent of the mortgagee has been obtained and the Leased Real Property is binding on the same. No Person may bring the term of any Lease to which a NZ Acquired Company is a party to an end before the expiry of the Lease by the passage of time. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of each Acquired Company’s business do not violate in any material respect any Law, license, permit or agreement.
4.12.4    Each Acquired Company has good and valid title to, or a valid leasehold interest in, all property and assets used by such Acquired Company, free and clear of all Liens, except for (a) Liens identified or described on Schedule 4.12.4 and (b) Permitted Liens. Except as set forth on Schedule 4.12.4, all material items of tangible personal property are in the possession or control of an Acquired Company and are not the subject of any contracts or arrangements that require their disposal or restrict their use or disposal.
4.12.5    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Acquired Company, together with all other properties and assets of such Acquired Company, are sufficient in all material respects for the continued conduct of such Acquired Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of such Acquired Company as currently conducted.
4.12.6    To Seller’s Knowledge, the buildings, plants, structures, fixtures, machinery, equipment and other items of tangible personal property of each Acquired Company are in good operating condition except for ordinary wear and tear. Such buildings, plants, structures, fixtures, machinery, equipment and other items of tangible personal property are adequate for the uses to which they are being put.
4.12.7    All inventory of each Acquired Company is owned by an Acquired Company free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 4.12.7, no inventory owned by an Acquired Company is held on a consignment basis.
4.13    Intellectual Properties.
4.13.1    Schedule 4.13.1 sets forth a listing of all registered Acquired Company Intellectual Property and all pending applications therefor (such registration and applications, the “Company IP Registrations”).

4.13.2    Schedule 4.13.2 sets forth a listing of all written licenses (excluding Off-the-Shelf Software and end user licenses for mass market Software) pursuant to which an Acquired Company is a party either as a licensee or licensor and any other Contract under which an Acquired Company grants or receives any rights to Intellectual Property (the “Licenses”).
4.13.3    The Acquired Companies own all right, title and interest in and to the Acquired Company Intellectual Property. Subject to Schedule 4.13.5, the Acquired Companies have a valid and enforceable right to use all other Intellectual Property used or held for use in the Acquired Companies’ business as currently conducted and as conducted in the previous 12 months (the Intellectual Property, together with the Acquired Company Intellectual Property, (the “Aggregate Intellectual Property”). Also subject to Schedule 4.13.5, the Aggregate Intellectual Property is sufficient to conduct the business of the Acquired Companies as currently conducted and as conducted in the previous 12 months, and is free and clear of Liens other than Permitted Liens.
4.13.4    The Acquired Company Intellectual Property is valid, subsisting and in full force and effect, and has not been cancelled, expired or abandoned. The Acquired Companies have taken all reasonable and necessary steps to maintain the Acquired Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Acquired Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.
4.13.5    The Acquired Companies have a valid and enforceable right or license to use (as currently being used) the Intellectual Property used in their respective businesses that is owned by a third party, subject to the Enforceability Exceptions. Except as set forth on Schedule 4.13.5, neither any Acquired Company nor Seller has received in the past three (3) years any written notice regarding the infringement or misappropriation by any Acquired Company of any Intellectual Property of any third party.
4.13.6    To Seller’s Knowledge (a) the conduct of the Acquired Companies’ respective businesses does not infringe upon or misappropriate any valid Intellectual Property of any third party, and (b) no third party is infringing or has infringed, misappropriated or otherwise violated any of the Acquired Company Intellectual Property.
4.13.7    An Acquired Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with such Acquired Company whereby such employee or independent contractor acknowledges the Acquired Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company. All assignments and other instruments necessary to establish, record and perfect an Acquired Company’s ownership interest in the Company IP Registrations have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.

4.13.8    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, an Acquired Company’s right to own or use any Intellectual Property owned or held for use by an Acquired Company.
4.13.9    No Acquired Company uses social media accounts in the conduct of its business.
4.13.10 All of the IT Systems are in good working condition, normal wear and tear excepted, and are sufficient for the operation of the Company’s business as currently conducted. To Seller’s Knowledge, in the past three (3) years, except as set forth on Schedule 4.13.10, there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack or other impairment, that has materially affected the performance of any of the IT Systems. The Acquired Companies have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Systems, including implementing appropriate backup, disaster recovery and Software and hardware support arrangements.
4.13.11 Each Acquired Company has complied in all materials respects with all applicable Laws concerning the collection, use, processing, storage, transfer and security of personal information in the conduct of the business of the Acquired Companies. Except as set forth on Schedule 4.13.11, the past three (3) years, no Acquired Company has, (a) to Seller’s Knowledge experienced any actual, alleged or reasonably suspected data breach or other security incident involving personal information in its possession or control or (b) received any written notice of any audit, investigation, complaint or other Action by any Governmental Authority or other Person concerning such Acquired Company’s collection, use, processing, storage, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy or data breach notification.
4.14    Contracts. Schedule 4.14 sets forth a listing as of the date hereof of all currently effective Contracts of the following types to which any of the Acquired Companies is a party or by which any material assets of the Acquired Companies are bound or are subject:
(a)    Contracts or group of related Contracts, other than sales orders entered into in the ordinary course of business consistent with past practice, with the top ten (10) customers of the Acquired Companies, measured by billings during the twelve (12) month period ending December 31, 2019;
(b)    Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business consistent with past practice, which involve commitments to make capital expenditures or provide for the purchase of assets, goods or services by any Acquired Company from any one Person in excess of One Hundred Thousand Dollars ($100,000) and which are not terminable by such Acquired Company without liability or obligation upon sixty (60) days’ or less advance notice;

(c)    employment, confidentiality and non-competition agreements with any employee who receives salary and bonus in excess of One Hundred Thousand Dollars ($100,000) per annum;
(d)    Contracts or groups of related Contracts not otherwise disclosed herein which presently limit the freedom of any Acquired Company to engage in any business or compete with any Person;
(e)    Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property or the lessor of any real property, except for any such leases under which the aggregate annual rent or lease payments do not exceed Twenty-Five Thousand Dollars ($25,000) and which are not terminable by such Acquired Company upon sixty (60) days’ or less advance notice;
(f)    other than Contracts for the sale of inventory in the ordinary course of business, Contracts or groups of related Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of One Hundred Thousand Dollars ($100,000) and under which any Acquired Company has any continuing liability or obligation;
(g)    Contracts with any officer, director or manager of any of the Acquired Companies, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;
(h)    Licenses;
(i)    all Contracts or group of related Contracts that require an Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(j)    all Contracts or group of related Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person or the indemnification by an Acquired Company of any Person (other than the indemnification of customers pursuant to the terms of customer Contracts entered into in the ordinary course of business);
(k)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(l)    all Contracts with any Governmental Authority;
(m)    any Contracts that provide for any joint venture, partnership or similar arrangement;
(n)    all Contracts between or among an Acquired Company on the one hand and Seller or any Affiliate of Seller (including another Acquired Company) on the other hand; and

(o)    Contracts under which any Acquired Company has made advances or loans to any other Person, other than employee loans in the ordinary course of business.
Correct and complete copies of each written Contract or summaries of each oral Contract, in each case, required to be identified on Schedule 4.14 including amendments thereto (collectively, the “Material Contracts”) have been provided to Buyer. As of the date of this Agreement, (i) all of the Material Contracts, and all sales orders, purchase orders and similar agreements with respect to the Material Contracts or with a Material Customer or a Material Supplier (collectively, the “Material Contract Ancillaries”), are in full force and effect and are enforceable against the Acquired Company that is a party thereto, and to Seller’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions, (ii) the Acquired Company a party thereto has performed in all material respects all obligations required to be performed by it pursuant to such Material Contracts and Material Contract Ancillaries, (iii) to Seller’s Knowledge, each other Person party to such Material Contract or the relevant Material Contract Ancillary has performed in all material respects all obligations required to be performed by it pursuant to such Material Contract or Material Contract Ancillary and (iv) to Seller’s Knowledge, there are no existing written threats of default, breaches or violations of any of such Material Contracts or Material Contract Ancillary by any other party thereto. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or Material Contract Ancillary or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
4.15    Litigation. Except as set forth on Schedule 4.15, there are no, and in the past twelve (12) months there have been no, Actions pending or, to Seller’s Knowledge, threatened in writing against any of the Acquired Companies. No Acquired Company is subject to any Order or is in breach or violation of any Order.
4.16    Brokerage. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Acquired Company, to receive any commission, brokerage, finder’s fee or other similar compensation payable by any of the Acquired Companies in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable to Robert W. Baird & Co., which are payable by Seller (the “Seller Broker Fees”).
4.17    Insurance. Schedule 4.17 sets forth a listing of all insurance policies or binders currently owned, held by or covering the Acquired Companies (or their respective assets or businesses) (the “Insurance Policies”). The Insurance Policies are in full force and effect and, absent any action by Buyer to the contrary after the Closing, the Insurance Policies owned or held by the Acquired Companies shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement, and all premiums that are due and payable with respect thereto have been paid. True, correct and complete copies of all Insurance Policies currently owned or held by the Acquired Companies have been provided to Buyer. Neither the Seller nor any of its Affiliates (including the Acquired Companies) has received any written notice of cancellation or non-renewal of, material premium increase with respect to, or material alteration of coverage under any Insurance Policy. None of the Insurance Policies provide for any retrospective premium adjustment or other experience-based liability on the part of Seller or any of its Affiliates (including any Acquired Company). There are no claims related to the business of an Acquired Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including an Acquired Company) is in default under or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.
4.18    Environmental Matters. Except as set forth on Schedule 4.18: (a) each Acquired Company has been operated in material compliance with all Environmental Law, including obtaining and complying with all necessary environmental approvals required under any Environmental Law; (b) no Acquired Company has disposed of, generated or deposited any Dangerous Substance in violation of Environmental Law on, or released or emitted any Dangerous Substance from, any real property (including any of the Leased Real Properties). No Acquired Company has received from a Governmental Authority any written request for information pursuant to Environmental Law which either remains pending or unresolved, or is the source of ongoing obligations or requirements on or after the Closing Date. No Acquired Company has retained or assumed, whether by Contract, operation of Law or otherwise, any liabilities or obligations of any third party under Environmental Law.
4.19    Related Party Transactions. Except as set forth on Schedule 4.19, to Seller’s Knowledge, no officer, manager, director or member of any Acquired Company or, to Seller’s Knowledge, any member of his or her immediate family (each a “Related Person”): (a) owes any amount to any Acquired Company; (b) owns any property or right, tangible or intangible, that is used by any Acquired Company; or (c) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment. No Acquired Company owes any amount to, and no Acquired Company has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, managers and officers of the Acquired Companies in the ordinary course of business).
4.20    Customers and Suppliers. Schedule 4.20(a) sets forth (a) the top 20 customers of the Acquired Companies in calendar year 2019 (based on aggregate net sales of the Acquired Companies (on a consolidated basis) for goods or services in calendar year 2019) (collectively, the “Material Customers”); and (b) the amount of consideration paid by each Material Customer during such period. No Acquired Company has received any written, or to Seller’s Knowledge oral, notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use an Acquired Company’s goods or services or to otherwise terminate or materially reduce its relationship with an Acquired Company. Schedule 4.20(b) sets forth (x) the top 20 suppliers to the Acquired Companies in calendar year 2019 (based on aggregate consideration paid by the Acquired Companies (on a consolidated basis) for goods or services in calendar year 2019) (collectively, the “Material Suppliers”); and (y) the amount of purchases from each Material Supplier during such period. No Acquired Company has received any written, or to Seller’s Knowledge oral, notice that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to an Acquired Company or to otherwise terminate or materially reduce its relationship with an Acquired Company.

4.21    Books and Records. The minute books and stock record books of each Acquired Company, all of which have been provided to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of an Acquired Company.
4.22    Product Warranties; Recalls. Schedule 4.22(a) sets forth the standard warranties provided by each Acquired Company for all goods and services sold within the past three (3) years by such Acquired Company (the “Standard Warranty”). Other than as set forth on Schedule 4.22(a), no Acquired Company has given an unexpired warranty other than the Standard Warranty. Schedule 4.22(b) sets forth all recalls, field notifications, field corrections and safety alerts with respect to products manufactured or distributed by an Acquired Company, or by any Person at the direction of an Acquired Company, in each case since January 1, 2015. Except as set forth on Schedule 4.22(b), there are no outstanding recalls, field notifications, field corrections or safety alerts with respect to the products manufactured or distributed by an Acquired Company, or by any Person at the direction of an Acquired Company, and to the Seller’s Knowledge (i) there are no product defects that would warrant a recall, field notification, field correction or safety alert and (ii) no third party has demanded, or is investigating whether to demand, any recall, field notification, field correction or safety alert.
4.23    No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 AND IN THIS ARTICLE 4 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLER (A) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE PURCHASED SECURITIES OR THE CONDITION, VALUE OR QUALITY OF ANY OF THE ACQUIRED COMPANIES OR ANY OF THE ACQUIRED COMPANIES’ ASSETS, AND (B) SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE ACQUIRED COMPANIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 AND THIS ARTICLE 4 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), SELLER HEREBY DISCLAIMS, FOR ITSELF, ITS AFFILIATES AND EACH OF THE ACQUIRED COMPANIES, ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, ESTIMATES, BUSINESS PLANS, BUDGETS, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, MANAGER, MEMBER, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, ANY AFFILIATES OF SELLER OR ANY OF THE ACQUIRED COMPANIES). NEITHER THE ACQUIRED COMPANIES NOR SELLER OR ITS AFFILIATES MAKES OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF ANY OF THE ACQUIRED COMPANIES.

ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
5.1    Organization; Authorization. Buyer is a limited company duly organized, validly existing and in good standing under the laws of New Zealand. Buyer has all requisite company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite company action or otherwise) on the part of Buyer.
5.2    Execution and Delivery; Enforceability. This Agreement and each Buyer Ancillary Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
5.3    Governmental Authorities; Consents.
5.3.1    Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof: (a) conflicts with or results in a breach of any provisions of the Charter Documents of Buyer; (b) except as set forth in Schedule 5.3.1, constitutes or results in the breach of any term, condition or provision of, or constitutes a default under (with or without notice or lapse of time, or both), or gives rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or gives rise to any obligation of Buyer to make any payments under, or results in the creation or imposition of a Lien upon any property or assets of Buyer pursuant to any material Contract to which Buyer is a party or by which any of its properties or assets may be subject; or (c) violates any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer is bound or affected.
5.3.2    No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer in connection with: (a) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (b) the compliance by Buyer with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.
5.4    Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5    Investment Intent; Restricted Securities. Buyer is acquiring the Purchased Securities solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Interests or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Purchased Securities and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer has had such opportunity as it has deemed adequate to obtain from the management of Seller and the Acquired Companies such information about the business of the Acquired Companies as is necessary to permit Buyer to evaluate the merits and risks of investment in the Acquired Companies.
5.6    Financing. Buyer has readily available funds sufficient to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement.
5.7    Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Acquired Companies.
5.8    Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Acquired Companies with their respective officers, managers, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Acquired Companies. Buyer has conducted its own independent investigation of the Acquired Companies. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of Seller set forth in Article 3 and Article 4 (and acknowledges that such representations and warranties are the only representations and warranties made by Seller) and has not relied upon any other information provided by, for or on behalf of Seller or the Acquired Companies, or their respective agents or representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Acquired Companies. Buyer acknowledges that no current or former stockholder, director, manager, officer, employee, affiliate or advisor of the Acquired Companies has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Articles 3 and 4 and this provision is for the benefit of the individuals referred to in this Section 5.8.
ARTICLE 6
Covenants Regarding Closing Deliverables

6.1    Seller Closing Deliverables. Seller has, at or before the Closing, provided the following to Buyer:
6.1.1    duly executed share transfer forms transferring the Purchased Securities to the Buyer, signed by the Seller (which share transfer forms, in the case of Dynamic Europe, shall be duly stamped by the relevant taxing authorities);
6.1.2    a unanimous resolution in writing of the board of directors of the Company (passed before the resignations referred to in Section 6.1.9 taking effect) approving the transfer of the DC Securities and directing that the name of Buyer be entered in the share register of the Company on production to the Company of the duly executed transfer referred to in Section 6.1.1;
6.1.3    a unanimous resolution in writing of the board of directors of Dynamic Europe (passed before the resignations referred to in Section 6.1.9 taking effect) approving the transfer of the DE Securities and directing that the name of Buyer be entered in the share register of Dynamic Europe on production to Dynamic Europe of the duly stamped executed transfer referred to in Section 6.1.1;
6.1.4    the share register of the Company showing the transfer of the DC Securities to the Buyer;
6.1.5    the statutory books and minutes books of Dynamic Europe;
6.1.6    the share certificates for the DC Securities, or a certificate from a director of the Company certifying that no share certificates have been issued for any of the DC Securities;
6.1.7    the share certificates for the DE Securities or an express indemnity from the Seller certifying that no shares have been issued for any of the DE Securities or that the share certificates have been lost;
6.1.8    a certificate of incorporation (or a certified copy thereof) in respect of the Company generated electronically by the Registrar of Companies on the Closing Date;
6.1.9    the written resignation, effective as of the Closing, of the directors, managers, secretary and non-employee officers of the Acquired Companies set forth on Schedule 6.1.9;
6.1.10    a counterpart to a transition services agreement in the form attached hereto as Exhibit B (the “TSA”), duly executed by Seller;
6.1.11    a counterpart to an Amended and Restated Master Supply Agreement in the form attached hereto as Exhibit C (the “Supply Agreement”), duly executed by Parent; and
6.1.12    the Business Records, provided that Business Records located at any of the Acquired Companies’ premises shall be deemed to be delivered to the Buyer on Closing.
6.2    Buyer Closing Deliverables. Buyer has, at or before the Closing, provided the following to Seller:

6.2.1    a counterpart to the TSA, duly executed by Buyer;
6.2.2    a counterpart to the Supply Agreement, duly executed by Buyer; and
6.2.3    a copy of the resolutions of the board of directors or managers, as applicable, of Buyer authorizing the transactions contemplated hereby certified as true and accurate by an officer of Buyer.
ARTICLE 7
The Closing
The consummation of the transactions contemplated herein (the “Closing”) will take place on the date hereof and shall take place by email exchange of relevant signature pages, deliveries and other documents as described herein. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Sections 6.1 and 6.2 shall also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments, tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. on March 7, 2020 New Zealand Standard Time (the “Effective Time”). For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.
ARTICLE 8
Additional Covenants and Agreements
8.1    Post-Closing Publicity. Following the Closing, no party shall issue any press releases or public announcements setting forth the Purchase Price or any other specific terms of this Agreement or the transactions contemplated herein without the prior approval of the other parties hereto, which approval shall not be unreasonably withheld, except disclosures as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system; provided, however, that each party shall nevertheless be entitled to disclose or comment to any Person that a transaction has been consummated. For the avoidance of doubt, nothing herein shall prohibit either Parent or Buyer (or an Affiliate of Buyer) from filing a Form 8-K with the U.S. Securities and Exchange Commission disclosing the terms and a copy of this Agreement and other material terms of the transactions contemplated by this Agreement, including the Purchase Price and the effect the transaction will have on the earnings of Parent or Buyer as a whole. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer, Seller and their respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, investors or other interested parties without the prior written consent of Buyer or Parent, as the case may be.

8.2    Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its Representatives or are otherwise expressly allocated to Buyer hereunder, and Seller, on behalf of itself and the Acquired Companies (if such amount is incurred by an Acquired Company on or prior to the Closing Date) shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Seller, any Affiliate of Seller, the Acquired Companies or their respective Representatives or are otherwise expressly allocated to Seller hereunder.
8.3    No Assignments. No assignment or transfer (including by way of operation of law or a change in ownership of fifty percent (50%) or more of voting power) of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that: (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.
8.4    Confidentiality; Nonsolicitation.
8.4.1    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller, at Buyer’s sole cost, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The confidential letter agreement executed by Allied Motion Technologies, Inc. and Robert W. Baird & Co. Incorporated, on behalf of Parent, dated as of August 23, 2019, as amended to date, is hereby terminated.
8.4.2    Nonsolicitation.
(a)    Nonsolicitation of Senior Management Employees.    From the Closing Date and for a period of two (2) years thereafter, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee set forth on Schedule 8.4.2(a) (all such employees, “Senior Management Employees”) or encourage any such Senior Management Employee to leave such employment or hire any such Senior Management Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Senior Management Employees; provided that the foregoing shall not prevent Seller or any of its Affiliates from hiring (i) any such Senior

Management Employee whose employment has been terminated by an Acquired Company; or (ii) after 180 days from the date of termination of employment, any Senior Management Employee whose employment has been terminated by such employee.
(b)    Nonsolicitation of Non-Senior Management Employees.    From the Closing Date and for a period of one (1) year thereafter, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any Acquired Company (other than Senior Management Employees) or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that the foregoing shall not prevent Seller or any of its Affiliates from hiring (i) any employee (other than a Senior Management Employee) whose employment has been terminated by an Acquired Company; or (ii) after 180 days from the date of termination of employment, any employee (other than a Senior Management Employee) whose employment has been terminated by the employee.
(c)    Nonsolicitation of Seller Employees.    From the Closing Date and for a period of one (1) year thereafter, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Seller or its Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that the foregoing shall not prevent Buyer or any of its Affiliates from hiring (x) any employee set forth on Schedule 8.4.2(c), (y) any employee whose employment has been terminated by Seller or the relevant Affiliate thereof; or (z) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
8.5    Access to Books and Records.
8.5.1    Buyer and Acquired Company Books and Records. Buyer shall, and shall cause the Acquired Companies to, for a period of seven (7) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide Seller and its designees and representatives with such access to the books and records of the Acquired Companies for periods on or before the Closing Date as may be reasonably requested by Seller, who shall be entitled, at Seller’s expense, to make extracts and copies of such books and records to the extent that such access may be reasonably required by Seller for any commercially reasonable purpose, including, but not limited to (a) the preparation of the financial statements of Seller and all Tax Returns or in connection with any audit, amended Tax Return, claim for refund or any proceeding with respect thereto, and (b) the investigation, litigation and final disposition of any claims, proceedings or investigations which may have been or may be made by or against Seller in connection with the conduct of the business of the Acquired Companies prior to the date hereof or the consummation of the transactions contemplated hereby. Buyer agrees that it shall not, during such seven (7) year period, destroy or cause or permit to be destroyed any material books or records relating to periods on or before the Closing Date without first obtaining the consent of Seller (or providing to Seller notice of such intent and a reasonable opportunity to copy such books or records, at Seller’s expense, at least thirty (30) days prior to such destruction).
8.5.2    Seller Books and Records. In order to facilitate the resolution of any claims made by or against Buyer or an Acquired Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall, and shall cause its Affiliates to: (a) retain the books and records of Seller and its Affiliates, if within their possession or control, which relate to Pre-Closing Taxes, insurance coverage, intellectual property or litigation matters of the Acquired Companies for the periods prior to the Closing; and (b) upon reasonable notice, afford the Representatives of Buyer or an Acquired Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records. Seller agrees that it shall not, and shall cause its Affiliates not to, during such seven (7) year period, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of Buyer (or providing to Buyer notice of such intent and a reasonable opportunity to copy such books or records, at Buyer’s expense, at least thirty (30) days prior to such destruction).
8.6    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the transactions contemplated hereby.
8.7    Restrictive Covenants.
8.7.1    Noncompetition Obligations.    For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates or any of Seller’s or its Affiliates’ respective officers, managers, inside directors or employees to, directly or indirectly, anywhere in the world: (a) engage in, render services to, permit such party’s name to be used by others in connection with or assist others in engaging in the Restricted Business, including as a manager, director, employee, principal, agent, trustee, advisor or consultant; or (b) have an ownership interest in any Person that engages directly or indirectly in the Restricted Business, including as a partner, shareholder, investor or member. Nothing herein shall prohibit Seller, any Affiliate of Seller or any of their respective officers or employees from acquiring an equity interest of not more than three percent (3%) of an entity whose equity is traded on a national securities exchange or over-the-counter market.
8.7.2    Acknowledgments.    Notwithstanding anything to the contrary in this Section 8.7 or elsewhere in this Agreement, Buyer and Seller acknowledge and agree that the conduct of the following businesses by Seller or Affiliates of Seller are not within the Restricted Business and shall not constitute a breach or violation of this Section 8.7:
(a)    The design, manufacture, marketing, sale and offering for sale of Powered Positioning Systems which are used in powered mobility devices such as power wheelchairs and scooters, including such Powered Positioning Systems designed, manufactured, marketed and sold by Motion Concepts, L.P. and Perpetual Motion Enterprises, Ltd. (PME), both Affiliates of Seller;

(b)    The design, manufacture, marketing, sale and offering for sale of Power Add-On Devices for wheelchairs which are sold to wheelchair dealers, end users and manufacturers, in each case designed, manufactured, marketed and sold by Alber GmbH or any Affiliate of Seller;
(c)    The design, manufacture, marketing, sale and offering for sale of Alternative Input Controls which are sold to medical suppliers, Power Mobility OEMs and other customers, including such Alternative Input Controls designed, manufactured, marketed and sold by Adaptive Switch Laboratories, Inc. (ASL), an Affiliate of Seller;
(d)    The marketing, sale or offering for sale by Seller or its Affiliates of spare parts for Subject Control Systems other than to Power Mobility OEMs; and
(e)    The marketing, sale or offering for sale by Seller or its Affiliates of any power wheelchair or scooter with Subject Control Systems from other vendors than the Acquired Companies, where such power wheelchair or scooter is both third-party manufactured (subject to final assembly) and third-party designed.
8.7.3    Equitable Remedies.    Seller acknowledges and agrees that if Seller breaches, or threatens to commit a breach of, any of the provisions of this Section 8.7, Buyer may have no adequate remedy at law, and accordingly shall be entitled to the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer under law or in equity:
(a)    to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer; and
(b)    to seek to recover from Seller monetary damages suffered by the Buyer as the result of any acts or omissions constituting a breach of this Section 8.7.
8.8    Post-Closing Matters Relating to DE Securities.
8.8.1    Seller covenants and agrees that for as long as it remain the registered holder of the DE Securities after the Closing Date it will:
(a)    hold the DE Securities and the dividends and any other moneys paid or distributed in respect of them after the Closing and all rights arising out of or in connection with them in trust for the Buyer, and promptly remit such dividends and other moneys to Buyer; and
(b)    deal with the DE Securities and all such dividends, distributions and rights as the Buyer may direct for the period between Closing and the day on which the Buyer is entered in the register of members of Dynamic Europe as the holder of the DE Securities.

8.8.2    Seller hereby irrevocably appoints the Buyer as Seller’s attorney in fact for the purpose of exercising any and all rights, privileges or duties attaching to the DE Securities including receiving notices of and attending and voting at all meetings of the members of Dynamic Europe. This appointment is coupled with an interest.
8.8.3    For the purposes of Section 8.8.2, the Seller authorizes:
(a)    Dynamic Europe to send any notices in respect of their shareholdings to the Buyer;
(b)    the Buyer to complete and return proxy cards, consents to short notice and any other documents otherwise required to be signed by the Seller as a member of Dynamic Europe.
8.8.4    Notwithstanding anything else contained in this Agreement, the provisions of this Section 8.8 shall terminate when the DE Securities are registered in the name of the Buyer (or as the Buyer shall direct) or, if earlier, upon the expiry of 90 days after the Closing Date.
8.9    Continuation of Indemnification; D&O Tail Coverage.
8.9.1    Following the Closing Buyer agrees not to, for a period of six (6) years, amend or modify any Charter Documents of the Acquired Companies in effect as of the date hereof with respect to any indemnification provision in favor of the current or former directors, officers, managers and partners of such Acquired Company (including provisions respecting the advancement of expenses) (collectively the “D&O Indemnification Obligations”), except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors, officers, managers and partners.
8.9.2    The Seller has, on or prior to the Closing Date, obtained and fully paid for insurance policies with built-in, run-off directors and officers insurance providing ABC coverage up to Sixty Million Dollars ($60,000,000) and Side A coverage up to Twenty Million Dollars ($20,000,000) (the “D&O Tail Coverage”). The Seller shall bear the cost of maintaining such coverage in such amounts for a period of six (6) years after the Closing Date and shall not take any action to cause such coverage to be cancelled or any provision therein to be amended or waived.
8.9.3    This Section 8.9 shall continue for a period of six (6) years following the Closing and is intended to benefit each director, officer, manager and partner who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents as of the date hereof.
8.10    Parent Guarantee. In consideration of the substantial direct and indirect benefits derived by Parent from the transactions contemplated in this Agreement, and in order to induce Buyer to enter into this Agreement and consummate the transactions contemplated in this Agreement, Parent, as principal obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably guarantees to Buyer and the other Buyer Indemnitees the full and timely performance of Seller’s obligations (including all indemnification and payment obligations) incurred in connection with this Agreement or any agreement, certificate, instrument or other document required to be delivered hereunder, in each case as the same is now or may hereafter be in effect (collectively, the “Seller Obligations”). Parent acknowledges and agrees that: (a) this guaranty is irrevocable, absolute and unconditional, is a guaranty of performance and not merely of collection and is in no way conditioned or contingent upon any attempt to collect from Seller; and (b) no extension, increase, modification, amendment, waiver, consent, release or extinguishment of any of the Seller Obligations, or other change in any Seller Obligation, whether by agreement of Buyer and Seller, decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guaranty, and such validity and enforceability shall not be affected by any lack of validity or enforceability of any Seller Obligation as a result of the application of any bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and general principles of equity to Seller. Parent hereby waives, for the benefit of Buyer and the other Buyer Indemnitees, to the fullest extent not prohibited by Law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, including those which would otherwise require any election of remedies by Buyer and the other Buyer Indemnitees, and Parent further waives any notice (including notice of acceptance or nonpayment), presentment, demand, performance, protest, suit or other action as the same pertains to Seller or any of the Seller Obligations, or any right to require Buyer or any other Buyer Indemnitee to proceed against Seller or to exhaust any security held by Buyer or the other Buyer Indemnitee or to pursue any other remedy with respect to any of the Seller Obligations. Buyer may at any time and from time to time without notice to or consent of Parent and without impairing or releasing the obligations of Parent under this guaranty, agree with Seller to make any change in the terms of the Seller Obligations.
ARTICLE 9
Indemnification
9.1    Indemnification of Buyer. From and after the Closing and subject to the limitations contained in Section 9.3, Seller shall indemnify, defend, hold harmless, pay and reimburse Buyer and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”) from and against any Losses based upon, arising in connection with or caused by (a) any inaccuracy in or breach of any of the Fundamental Representations of Seller in this Agreement, (b) any inaccuracy in or breach of the Environmental Representations, (c) any inaccuracy in or breach of any IP Use Representation, (d) any inaccuracy in or breach of any of the other representations or warranties of Seller in this Agreement, (e) the breach or nonperformance of any of the covenants or other agreements made by Seller in this Agreement, (f) any D&O Indemnification Obligations (to the extent not covered by the D&O Tail Coverage), (g) any Seller Broker Fees, and (h) the matters set forth on Schedule 9.1(h) Neither the Acquired Companies nor Seller makes, and neither shall be deemed to have made, nor is Buyer relying upon, any representation, warranty, covenant or obligation, other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement and the Seller Ancillary Agreements.
9.2    Indemnification of Seller. From and after the Closing and subject to the limitations contained in Section 9.3, Buyer shall indemnify, defend, hold harmless, pay and reimburse Seller and its officers, directors, employees, stockholders, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”) from and against any Losses based upon, arising in connection with or caused by (a) any inaccuracy in or breach of any of the Fundamental Representations of Buyer in this Agreement, (b) any inaccuracy in or breach of any of the other representations or warranties of Buyer in this Agreement, (c) the breach or nonperformance of any of the covenants or other agreements made by Buyer in this Agreement and (d) the matters set forth on Schedule 9.2. Buyer does not make and shall not be deemed to have made, nor is Seller relying upon, any representation, warranty, covenant or obligation, other than those representations, warranties, covenants and obligations that are expressly set forth in this Agreement and the Buyer Ancillary Agreements.
9.3    Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the indemnification obligations provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 9.3.
9.3.1    Any claim by a Buyer Indemnitee for indemnification (i) pursuant to subpart (a) or (b) of Section 9.1 shall be required to be made by delivering notice to Seller no later than the tenth (10th) anniversary of the Closing Date; (ii) pursuant to subpart (c) of Section 9.1 shall be required to be made by delivering notice to Seller no later than the fifth (5th) anniversary of the Closing Date; (iii) pursuant to subpart (d) of Section 9.1 shall be required to be made by delivering notice to Seller no later than the twelve (12) month anniversary of the Closing Date; and (iv) pursuant to subpart (f) of Section 9.1 shall be required to be made by delivering notice to Seller no later than the six (6) year anniversary of the Closing Date. Any covenants made by Seller or the Acquired Companies herein which by their terms are to be performed following the Closing will not merge on Closing and shall survive the Closing in accordance with their respective terms.
9.3.2    Except for claims for indemnification based on fraud, the Buyer Indemnitees shall not be entitled to indemnification for any Losses arising under subpart (b) or subpart (d) of Section 9.1 until the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification exceeds the Indemnification Threshold, and thereafter the Buyer Indemnitees shall be entitled to indemnification for any Losses arising under subpart (b) or under subpart (d) of Section 9.1 only for amounts in excess of the Indemnification Threshold.
9.3.3    Except for claims for indemnification based on fraud, (i) the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for Losses arising under subpart (a) of Section 9.1 shall be the Purchase Price, (ii) the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for Losses arising under subpart (b) of Section 9.1 shall be One Million Five Hundred Thousand Dollars ($1,500,000.00), (iii) the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for Losses arising under subpart (c) of Section 9.1 shall be Four Million Dollars ($4,000,000.00),and (iv) the maximum aggregate indemnification amount to which the Buyer Indemnitees may be entitled under this Agreement for Losses arising under subpart (d) of Section 9.1 shall be the Indemnification Cap. For the avoidance of doubt, the amounts in subparts (i), (ii), (iii) and (iv) of this Section 9.3.3 are each separate and distinct amounts, and reaching the maximum aggregate amount under any of subpart (i), (ii), (iii) or (iv) shall not impact the right to recovery under any other subpart of this Section 9.3.3.

9.3.4     The Buyer Indemnitees shall not be entitled to indemnification for Losses under this Agreement if, and to the extent that, Buyer has been reimbursed for such Losses pursuant to the Final Adjustment Statement.
9.3.5    The Buyer Indemnitees shall not be entitled to indemnification under subparts (a), (b), (c) or (d) of Section 9.1 for Losses relating to any matter to the extent that there is a reserve specifically identified in the Interim Financial Statements.
9.3.6    Any payments for indemnification under Section 9.1 or Section 9.2 shall be made on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an indemnitee hereunder, the amount of such Loss shall be decreased to take into account any deduction or credit, shifting of income or other Tax benefit actually realized by any indemnitee (or any Affiliate of any indemnitee) in connection with the Losses that form the basis of the indemnitee’s claim for indemnification hereunder in the same tax year in which such Losses were incurred (the “Tax Benefit Adjustment Amount”). In computing the Tax Benefit Adjustment Amount, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any indemnifiable Loss; but notwithstanding the foregoing, the indemnitee shall not be required to take any tax position that it would not have otherwise taken absent the indemnification under this Article 9.
9.3.7    The Buyer Indemnitees and the Seller Indemnitees shall take commercially reasonable steps to mitigate any Loss subject to Section 9.1 or Section 9.2, as the case may be, upon becoming aware of any event which would reasonably be expected to, or does give rise thereto, including but not limited to using commercially reasonable efforts to pursue viable claims under available insurance policies to recover, reduce, mitigate or offset such Losses; provided, however, that this sentence shall not require any party hereto to initiate or pursue litigation or other claims against third parties (other than taking the relevant administrative steps to file for or make ordinary course claims under insurance policies, “pass through” warranties or other indemnification or reimbursement Contracts from third parties) in respect of such Loss.
9.3.8    The parties hereto acknowledge and agree that with respect to any claims for indemnification pursuant to subparts (a), (b), (c), (d) and (f) of Section 9.1, the periods set forth in Section 9.3.1 shall govern when any such claims may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
9.3.9    The Buyer Indemnitees shall not be entitled to indemnification under this Agreement if, and to the extent that, any claim for indemnification arises from a matter recorded and publicly available as at the date ten (10) Business Days before the date of this Agreement including in the following public registers in respect of the NZ Acquired Companies, in each case, against the names (or former names) of each NZ Acquired Company (or, in the case of the Personal Property Security Register, the company numbers for each NZ Acquired Company):
(a)    New Zealand Companies Office register;
(b)    Personal Property Securities Register;

(c)    Land Information New Zealand; and
(d)    Intellectual Property Office of New Zealand.
9.3.10     To the maximum extent permitted by applicable law, the Buyer agrees not to make and waives and releases any right it might have to make any claim against the Seller under any of the following New Zealand laws (which the parties agree to expressly contract out of to the maximum extent permitted by applicable law):
(a)    the Consumer Guarantees Act 1993; and

(b)	the Fair Trading Act 1986, including sections 9, 12A, 13 and 14(1) of that Act, and, for the purposes of this subclause (b), each party agrees and acknowledges that:

(i)	it is fair and reasonable to each party for this Agreement to contract out of the Fair Trading Act 1986; and
(ii)    it is ‘in trade’ for the purposes of the Fair Trading Act 1986.
9.3.11    Sections 9.3.5, 9.3.6, 9.3.9 and 9.3.10 shall not apply with respect to any indemnification for Pre-Closing Taxes.
9.4    Procedures Relating to Indemnification.
9.4.1    Third-Party Claims. In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement with respect to, arising out of or involving a claim or demand made by any third party against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties, covenants or obligations in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder, except and only to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.
The indemnitor may elect to assume and control the defense of a Third-Party Claim with counsel selected by the indemnitor by providing written notice thereof to the indemnitee within sixty (60) days of the receipt of notice of such Third-Party Claim from the indemnitee. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that the indemnitor will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with indemnitee’s participation in the defense of such Third-Party Claim. If the indemnitor does not assume the defense of any Third-Party Claim within such sixty (60) day period, the indemnitee may continue to defend such claim and the indemnitor may still participate in, but not control, the defense of such Third-Party Claim at the indemnitor’s sole cost and expense. If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The indemnitee (i) shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); and (ii) shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms unconditionally releases, in customary form, the indemnitee from all liabilities and obligations in connection with such Third-Party Claim. The indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee or does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnitee of a release from all liability with respect to such Third-Party Claim.
9.4.2    Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event, in the case of the Buyer Indemnitees, not later than the last date set forth in Section 9.3.1 for making such claim. Failure to give such notification promptly following discovery shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 12.4.
9.4.3    Tax Matters. The provisions of Section 9.4.1 and 9.4.2 shall not apply to the Tax Matters addressed in Article 10 (which such Tax Matters shall be governed by Section 10.3). For the avoidance of doubt, Section 9.4.1 and 9.4.2 shall apply with respect to all Tax Matters that are not addressed in Article 10.
9.5    Limitation of Remedies. Each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby including any claim for breach of a Seller or Acquired Company representation or warranty (other than claims of, or causes of action arising from, Section 8.7 or fraud, or claims or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Article 9 (and Article 10, with respect to the Tax Matters addressed in Article 10). In furtherance of the foregoing, each of Buyer and Seller hereby waives on behalf of itself and all other Persons who might claim by, through or under him, her or it, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, Section 8.7 or fraud, or claims or causes of action for which the sole remedy sought is equitable relief) which any such other Person may have arising under or based upon any Law and that relates to the transactions contemplated herein or to any aspect of the businesses of the Acquired Companies, except any and all rights, claims and causes of action arising in connection with the indemnification provisions set forth in this Article 9 (and Article 10, with respect to the Tax Matters addressed in Article 10).
9.6    Materiality. For purposes of determining the amount of any Losses pursuant to this Article 9, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
ARTICLE 10
Tax Matters
10.1    Apportionment of Taxes. All Taxes and Tax liabilities with respect to the Acquired Companies that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (i) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (iii) required to be withheld, such Taxes shall be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to the Acquired Companies other than those described in clause (a), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. The apportionment of Taxes and Tax liabilities under this Section 10.1 shall be calculated prior to taking into account any Tax losses of the Acquired Companies or any other company that may lawfully be utilized (whether by way of carry forward, loss offset, subvention payment or otherwise) in order to satisfy or reduce the relevant Taxes or Tax liability.
10.2    Tax Returns; Refunds.
10.2.1    Seller shall provide Buyer with drafts of pro forma Tax Returns relating solely to the Acquired Companies (each, a “Pro Forma Tax Return”) that relate to any Pre-Closing Tax Period ending on or before the Closing Date for review and comment at least twenty (20) days prior to the due date for the filing of each such Tax Return, including extensions (provided that for non-annual Taxes that cannot be calculated at least twenty (20) days prior to the due date, Seller shall provide Buyer with draft of pro forma Tax Returns at least six (6) Business Days prior to the due date). Not later than ten (10) days after Seller has provided such Pro Forma Tax Return (or not later than three (3) Business Days after Seller has provided such Pro Forma Tax Return, in the case of non-annual Taxes that cannot be calculated at least twenty (20) days prior to the due date), Buyer shall notify Seller of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Buyer may have to any item set forth on such draft Pro Forma Tax Return. Buyer (on behalf of itself, and following the Closing, the Acquired Companies) and Seller agree to consult and resolve in good faith any such objection. Except as otherwise required by Law, all Pro Forma Tax Returns of the Acquired Companies that relate to any Pre-Closing Tax Period shall be prepared consistent with past practices.
10.2.2    Buyer shall cause the Acquired Companies to provide Seller with drafts of all Tax Returns of the Acquired Companies that relate to any Straddle Period for review and comment at least twenty (20) days prior to the due date for the filing of each such Tax Return, including extensions (provided that for non-annual Taxes that cannot be calculated at least twenty (20) days prior to the due date, Buyer shall provide Seller with draft of pro forma Tax Returns at least six (6) Business Days prior to the due date). Not later than ten (10) days after the Acquired Companies have provided such Tax Returns (or not later than three (3) Business Days after Buyer has provided such Pro Forma Tax Return, in the case of non-annual Taxes that cannot be calculated at least twenty (20) days prior to the due date), Seller shall notify the Acquired Companies of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Seller may have to any item set forth on such draft Tax Return. Buyer (on behalf of itself, and following the Closing, the Acquired Companies) and Seller agree to consult and resolve in good faith any such objection. Except as otherwise required by Law, all Tax Returns of the Acquired Companies that relate to any Straddle Period shall be prepared consistent with past practices and, for the avoidance of doubt, will whenever possible provide for a refund, in cash, for the overpayment of Taxes, rather than a credit against Taxes due for any Post-Closing Tax Period.
10.2.3    Except as otherwise required by Law or a Taxing Authority, without the prior written consent of Seller (which consent may be withheld for any reason), none of Buyer, the Acquired Companies or any Affiliate thereof shall, with respect to any Pre-Closing Tax Period (a) make any election, (b) change the Tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of such item on a Tax Return filed by the Acquired Companies prior to the Closing Date or (c) (i) file any amended Tax Return or (ii) file, propose or agree to any (A) voluntary disclosure or similar program (including any voluntary disclosure to a Taxing Authority in connection with the matters more fully described in Section 10.4 below) or (B) adjustment of any item with the New Zealand Commissioner of Inland Revenue (or the New Zealand Inland Revenue Department) or any other Taxing Authority, if in any such case such action would have the effect of increasing Seller’s liability for any Taxes, reducing any Tax benefit of Seller or increasing the indemnification obligations set forth in Article 9 hereof unless Buyer, the Acquired Companies and any such Affiliate indemnify and hold Seller harmless from and against any such adverse Tax effect. If Seller and Buyer are unable to agree on any Tax Return required to be filed pursuant to Section 10.2.1 above or 10.2.2 above by the deadline to make such Tax filing, then the

Tax Return prepared by the party required to first prepare such Tax Return pursuant to Section 10.2.1 or 10.2.2, as applicable, shall be filed.
10.2.4    If any Acquired Company receives a Tax refund for a Pre-Closing Tax Period, such refund (net of any expenses or costs incurred in seeking or obtaining such refund) shall be paid to Seller; provided, however, that Seller shall not be entitled to any refund either (i) reflected in the Closing Working Capital, or (ii) attributable to any carryback of an item from a Post-Closing Tax Period.
10.2.5    If Seller determines that Tax losses of an Acquired Company or any other company may be utilized in order to reduce the amount of Tax payable by an Acquired Company or any other company in respect of a Pre-Closing Tax Period (whether such utilization is by way of a loss carry forward, loss offset, a subvention payment (as those terms are defined for purposes of the Income Tax Act 2007 (NZ) or otherwise as may be lawfully permitted), Seller shall notify Buyer and the parties shall work together to ensure and procure that the relevant Acquired Company takes all steps necessary to give effect to that loss carry forward, loss offset, subvention payment or other means of utilization.
10.3    Controversies. Buyer shall cause the Acquired Companies to notify Seller in writing within ten (10) days of the receipt by the Acquired Companies of any notice of any inquiries, assessments, proceedings or similar events received from any Taxing Authority with respect to Taxes of the Acquired Companies for which Seller may be required to indemnify any Buyer Indemnitee pursuant to this Agreement (any such inquiry, assessment, proceeding, litigation, audit or similar event, a “Tax Matter”). Seller may, at its own expense, participate in and, upon notice to Buyer within thirty (30) days of becoming aware of such Tax Matter, assume the defense of such Tax Matter. If Seller assumes such defense, Seller shall have the authority, with respect to any Tax Matter, to represent the interests of the Acquired Companies before the relevant Taxing Authority and have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall not enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that it adversely affects the Tax liability of Buyer, the Acquired Companies or any Affiliate of the foregoing for a Post-Closing Tax Period without the prior written consent of Buyer. Seller shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with Seller regarding the conduct of or positions taken in any such proceeding. If Seller does not assume the defense of such Tax Matter, Buyer shall keep Seller informed of the progress of such Tax Matter from time to time and shall consult with Seller with respect to such Tax Matter. Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Acquired Companies. The Acquired Companies shall not have the right to settle (or to consent to the settlement or compromise of) such Tax Matter without the prior written consent of Seller if such settlement or compromise would cause Seller to be liable for actual payment of a majority of the settlement amount to be paid with respect to such Tax Matter.
10.4    Certain Chinese Tax Matters. Buyer, Seller and the Chinese Subsidiary shall be responsible for their respective filing requirements in connection with, and Seller shall be responsible for Taxes, fines, penalties and other charges arising under, in connection with or as a result of the application of the Chinese Announcement of the State Administration of Taxation on Several issues concerning the Enterprise Income Tax on the indirect transfer of properties by non-resident enterprises (SAT Circular [2015] No.7) issued and enacted by the PRC State Administration of Taxation, and Seller shall indemnify Buyer and the Chinese Subsidiary for any liability, cost, expense, damage or loss arising therefrom, in each case for the avoidance of doubt whether legally owed by the Seller, the Buyer, any of its Subsidiaries or any other person. The Seller shall, at its own expenses, apply with the applicable Chinese Governmental Authority for any relevant Tax filings and disclosures that are required by the applicable Chinese Laws (including Circular 7) in connection with the transactions contemplated by this Agreement as soon as practicable within the periods required by applicable Chinese Laws.
10.5    Cooperation. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Companies for all Tax periods, Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Seller agrees to (A) retain all books and records with respect to income, franchise and payroll Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller shall allow Buyer to take possession of such books and records. Buyer agrees to (A) retain all books and records with respect to all Tax matters (other than income, franchise and payroll Taxes) pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records. Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

10.6    Conflict. To the extent there is any conflict between the provisions of this Article 10 and Article 9, the provisions of this Article 10 shall control. For the avoidance of doubt (a) Seller shall be liable for the payment of, and shall pay when due, all Pre-Closing Taxes and (b) solely as between the parties to this Agreement, Buyer shall be liable for the payment of, and shall pay when due, all Post-Closing Taxes.
10.7    Successors. For purposes of this Article 10, references to any of the Acquired Companies, Seller or Buyer shall include successor entities.
10.8    Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all sales, use, value added, transfer, stamp (including U.K. stamp duty), registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne 50% by Buyer and 50% by Seller, provided, that, to the extent that any such value added taxes or other Taxes that are recoverable as an input credit shall be borne solely by Buyer. Buyer shall timely prepare and file (at its own expense) all Tax Returns required to be filed with respect to such Taxes, and Seller shall cooperate in the preparation and filing of such Tax Returns, as reasonably requested by Buyer.
ARTICLE 11
Certain Definitions
When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:
“Acquired Company Intellectual Property” means the Intellectual Property owned or shown on the books and records of the Acquired Companies as owned by one or more of the Acquired Companies.
“Acquired Companies” means, collectively: (a) the Company; (b) Dynamic Europe; and (c) the Subsidiaries, and each such Person may be referred to herein individually as an “Acquired Company”.
“Acquisition Balance Sheet” is defined in Section 4.5.1.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise and whether at law or in equity.
“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract or otherwise.

“Aggregate Intellectual Property” is defined in Section 4.13.3.
“Agreement” means this Securities Purchase Agreement, as may be amended from time to time.
“Alternative Input Controls” means specialized electronic switches, controls and human/machine interfaces for disabled persons who lack the ability to use a standard-type joystick, which are used as an alternative input to the primary control system (a) to control the electronic inputs to a power wheelchair or (b) to access augmentative and alternative communication (AAC) devices, computers, phones or other personal electronic devices.
“Annual Financial Statements” is defined in Section 4.5.1.
“Base Amount” is defined in Section 2.2(a).
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.
“Business Records” means the records of and information relating to any Acquired Company, including statutory records, minutes, financial records, taxation records, title documents, certificates of registration, trading records, customer records, price lists and employee records, together with all media containing any such records or information.
“Buyer” is defined in the preamble of this Agreement.
“Buyer’s Allocation” is defined in Section 2.5.
“Buyer Indemnitees” is defined in Section 9.1.
“Charter Documents” means the articles of incorporation, articles of organization, certificate of incorporation, company constitution, limited partnership agreement, limited liability company operating agreement and by-laws (or equivalents thereof) of any business entity, including any business license for the Chinese Subsidiary.
“Chinese Subsidiary” means Dynamic Connect (Suzhou) Hi Tech Electronics Co. Ltd., a Chinese company.
“Closing” and “Closing Date” are defined in Article 7.
“Closing Cash” means the cash held in deposit accounts, including money market accounts, of the Acquired Companies and cash equivalents held by the Acquired Companies immediately prior to the Closing, plus checks presented by the Acquired Companies for deposit but not yet credited to deposit accounts, which checks (a) represent amounts that are not included in calculating Working Capital and (b) clear in the ordinary course of business, less checks and drafts issued by the Acquired Companies but uncleared, which checks and drafts (x) represent amounts that are not included in calculating Working Capital and (y) clear in the ordinary course of business.

“Closing Certificate” is defined in Section 2.3.
“Closing Indebtedness” means the Indebtedness of the Acquired Companies, on a consolidated basis, immediately prior to the Closing.
“Closing Working Capital” means the Working Capital of the Acquired Companies, on a consolidated basis, as of the Effective Time.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” is defined in the Recitals to this Agreement.
“Company IP Registrations” is defined in Section 4.13.1.
“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking or arrangement, whether oral or written.
“Dangerous Substance” means any natural or artificial substance capable of causing harm to humans or any other living organism, or of damaging the Environment or public health, including substances regulated under the Hazardous Substances and New Organisms Act 1996 and any other controlled, special, hazardous, toxic or dangerous waste.
“DC Securities” is defined in the Recitals to this Agreement.
“DE Securities” is defined in the Recitals to this Agreement.
“Disclosure Schedules” are the confidential disclosure schedules, dated as of the date hereof, delivered in connection with the execution and delivery of this Agreement. Each disclosure schedule is sometimes referred to as a “Disclosure Schedule.”
“D&O Indemnification Obligations” is defined in Section 8.9.1.
“D&O Tail Coverage” is defined in Section 8.9.1.
“Dynamic Europe” is defined in the Recitals to this Agreement.
“Effective Time” is defined in Article 7
“Enforceability Exceptions” is defined in Section 3.3.
“Environment” has the same meaning as in section 2 of the Resource Management Act 1991.
“Environmental Law” means any law (whether statute or common law), legislative instrument, order, rule, declaration, decision, statutory plan, policy guideline, standard, notice or official communication concerning the Environment or the health and safety of human beings (including, in New Zealand, the Resource Management Act 1991, the Health and Safety at Work Act 2015, the Building Act 2004 and the Hazardous Substances and New Organisms Act 1996 and any subsequent amendments or replacements).

“Environmental Representations” means the representations and warranties of Seller in Section 4.18.
“Equity Securities” is defined in Section 4.2.1.
“Estimated Closing Cash” is defined in Section 2.3.
“Estimated Closing Indebtedness” is defined in Section 2.3.
“Estimated Closing Working Capital” is defined in Section 2.3.
“Estimated Purchase Price” is defined in Section 2.3.
“Final Adjustment Statement” is defined in Section 2.4.4.
“Final Post-Closing Adjustment” is defined in Section 2.4.4.
“Financial Statements” is defined in Section 4.5.1.
“Fundamental Representations” means (a) with respect to Seller each of the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 4.1, Section 4.2, Section 4.3, Section 4.7, Section 4.16, the first sentence of Section 4.12.4 and the first sentence of Section 4.13.3 and (b) with respect to Buyer each of the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.4.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of such authority have the force of law), or any arbitrator, tribunal or court of competent jurisdiction.
“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Acquired Companies (other than intercompany obligations between Acquired Companies) in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt instrument; (c) capital lease obligations; (d) any indebtedness guaranteed by the Acquired Companies (excluding intercompany debt and guarantees among the Acquired Companies); (e) any obligations with respect to any interest rate hedging or swap agreements; (f) any obligations for the deferred purchase price of any property or services; (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). Notwithstanding the foregoing, the calculation of Indebtedness shall not include (1) any operating lease obligations, (2) any of the principal amount as of the Closing Date of any undrawn letters of credit or (3) any amounts incurred by Buyer or its Affiliates (excluding the Acquired Companies) in connection with or arising out of the transactions contemplated hereby.
“Indemnification Cap” means an amount equal to 10% of the Base Amount.
“Indemnification Threshold” means an amount equal to 0.5% of the Base Amount.
“indemnitee” and “indemnitor” are defined in Section 9.4.1.
“Independent Accountants” is defined in Section 2.4.3.
“Insurance Policies” is defined in Section 4.17.
“Intellectual Property” means any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software (excluding all shrink wrap Software and Off-the-Shelf Software), data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); (g) all other intellectual or industrial property and proprietary rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Interests” is defined in Section 4.2.1.
“Interim Financial Statements” is defined in Section 4.5.1.
“Invacare” means Invacare Corporation, an Ohio corporation and ultimate parent of Seller.
“IP Use Representation” means each of the representations and warranties of Seller set forth in the final two sentences of Section 4.13.3.
“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized or other information technology (IT) networks and systems (other than cloud-based systems or other third party systems not under the control of Seller or an Acquired Company) that are (a) owned by Seller or an Acquired Company or (b) leased, licensed or used by an Acquired Company and under the control of such Acquired Company.

“Law” means any applicable federal, state, regional, local or foreign law, statute, ordinance, code, treaty, rule, regulation or requirement of any Governmental Authority.
“Leased Real Property” is defined in Section 4.12.1.
“Leases” is defined in Section 4.12.1.
“Liabilities” means all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Licenses” is defined in Section 4.13.2.
“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, debenture, security interest (including as that term is defined in the Personal Property Securities Act 1999), title retention, matrimonial or community interest, tenancy by the entirety claim, adverse claim, lease, assignment by way of security, option, right of pre-emption or rights of first refusal, or other interest in or power over an interest in an asset or any other title defect or restriction of any kind, and includes any agreement or arrangement to grant or create any of the above.
“Loss” or “Losses” means any and all losses, Liabilities, damages, costs, penalties, judgments, deficiencies, awards, fines and reasonable expenses actually incurred, including reasonable attorneys’ fees and costs; provided, however, that Losses relating to any claims for indemnification shall specifically exclude punitive and exemplary damages and any damages based upon any multiplier of profits, earnings or cash flow except, in each case, to the extent arising from a Third-Party Claim.
“Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) changes in business or economic conditions affecting the economy or the Acquired Companies’ industry generally; (b) changes in stock markets or credit markets; (c) changes in Tax rates or Law, or the enactment or implementation of any new Law or Tax; (d) any event as to which Buyer has provided written consent hereunder; (e) an event or circumstance disclosed in the Disclosure Schedules; (f) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; (g) except for purposes of Sections 3.4 or 4.4, the execution, delivery or performance of this Agreement (including any announcement relating to this Agreement or the fact that Buyer is acquiring the Acquired Companies and any actions taken by any customer, supplier or employee of the Acquired Companies in response to such announcement) or any actions taken by Seller hereunder or in contemplation hereof, or any actions that Seller or any representative thereof is required to take hereunder; or (h) the failure of the Acquired Companies to meet any internal projections or forecasts; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a) through (c) immediately above shall be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on an Acquired Company compared to other participants in the industries in which such Acquired Company conducts its businesses.
“Material Contract Ancillaries” is defined in Section 4.14.
“Material Contracts” is defined in Section 4.14.
“Material Customers” is defined in Section 4.20.
“Material Suppliers” is defined in Section 4.20.
“NZ Acquired Companies” means (a) the Company and (b) Dynamic Suzhou Holdings New Zealand, a New Zealand incorporated unlimited company with company number 1596983 and wholly owned subsidiary of the Company.
“Off-the-Shelf Software” means off-the-shelf personal computer software that is commercially available under non-discriminatory pricing terms on a retail basis.
“Open Tax Years” means all years for which the underlying statute of limitations with respect to any Tax matter has not expired.
“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.
“Parent” is defined in the preamble of this Agreement.
“Permits” is defined in Section 4.10.
“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (b) Liens in relation to personal property arising under original purchase price conditional sales contracts and equipment leases with third parties or securing all or part of the purchase price, entered into in the ordinary course of business and under which the Acquired Company a party thereto is not in default; (c) Liens created by or arising by operation of Law (other than the Personal Property Securities Act 1999), including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Law; (d) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside; (e) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the businesses of the Acquired Companies as presently conducted; (f) leases, subleases and similar agreements set forth on Schedule 4.12.1 or on Schedule 4.14; (g) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Leased Real Property; (h) zoning, building and other similar restrictions imposed by applicable Laws; (i) Liens that have been placed by any developer, landlord or other third party on property over which any Acquired Company has easement rights or, on any Leased Real Property, under any lease or subordination or similar agreements relating thereto; (j) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Leased Real Property, none of which, individually or in the aggregate, materially impairs the continued use and operation of such Leased Real Property; (k) any set-off or netting arrangement entered into in the ordinary course of transactional banking arrangements for the purpose of netting debit and credit balances; and (l) any security in relation to personal property that is created or provided for by a transfer of an account receivable or chattel paper, a lease for a term of more than one year or a commercial consignment, in each case that does not secure payment or performance of an obligation.
“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government or any other entity or organization.
“Plans” is defined in Section 4.9.1.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date.
“Post-Closing Taxes” means all Taxes of an Acquired Company for any Post-Closing Tax Period (including, in the case of a Straddle Period, the portion of any Tax that is allocated to the Post-Closing Tax Period for such Straddle Period pursuant to Section 10.1).
“Power Add-On Devices” means (a) mobile stair climbing devices, (b) power add-on drive systems, and (c) power drive systems that convert a manual wheelchair into a power wheelchair, and in each case, including batteries, motors, sensors, motor controllers and human/machine interfaces (including joysticks) for such devices and systems.
“Power Mobility OEMs” means original equipment manufacturers of power wheelchairs and power scooters.
“Powered Positioning System” means a powered positioning system that has its own electronic controls that are separate from the primary electronic control system for the relevant power mobility device.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date.
“Pre-Closing Taxes” means all Taxes of an Acquired Company for any Pre-Closing Tax Period (including, in the case of a Straddle Period, the portion of any Tax that is allocated to the Pre-Closing Tax Period for such Straddle Period pursuant to Section 10.1).
“Preliminary Adjustment Statement” is defined in Section 2.4.1.
“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.
“Pro Forma Tax Return” is defined in Section 10.2.1.
“Purchase Price” is defined in Section 2.2.

“Purchase Price Allocation” is defined in Section 2.5.
“Purchased Securities” is defined in the Recitals to this Agreement.
“Related Person” is defined in Section 4.19.
“Repaid Closing Indebtedness” is defined in Section 2.3.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means each of (i) designing, manufacturing, marketing, selling or offering for sale Subject Control Systems to Power Mobility OEMs and (ii) designing or manufacturing Subject Control Systems for use in power wheelchairs manufactured by Parent or any of its Affiliates.
“Restricted Period” is defined in Section 8.7.1.
“Seller” is defined in the preamble of this Agreement.
“Seller Ancillary Agreements” is defined in Section 3.1.
“Seller Broker Fees” is defined in Section 4.16.
“Seller Indemnitees” is defined in Section 9.2.
“Seller’s Account” is defined in Section 2.3.
“Seller’s Allocation Notice” is defined in Section 2.5.
“Seller’s Knowledge” means (a) the actual knowledge of those individuals identified on Schedule 11 and (b) the knowledge that such individuals in subsection (a) would reasonably be expected to have after reasonable inquiry.
“Seller Obligations” is defined in Section 8.10.
“Senior Management Employees” is defined in Section 8.4.2(a).
“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.
“Standard Warranty” is defined in Section 4.22.
“Stock or Other Securities” means any membership interests, securities or other equity interests (including any warrant, option, call, preemptive right, convertible or exchangeable obligation, subscription, instrument or right convertible into or exchangeable for equity securities, stock appreciation, phantom stock, profit participation or any other right, security, instrument, agreement, arrangement or commitment of any character relating to the capital stock of any Person).
“Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date.
“Subsidiary” means: (a) Dynamic Suzhou Holdings New Zealand, a New Zealand incorporated unlimited company with company number 1596983 and wholly owned subsidiary of the Company; and (b) the Chinese Subsidiary.
“Subject Control Systems” means electronic control systems that control (a) primarily the drive function or (b) both primarily the drive function and a secondary function, in each case of power wheelchairs or power scooters.
“Supply Agreement” is defined in Section 6.1.11.
“Tax” or “Taxes” means: any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, (a) taxes imposed on, or measured by, income, gross receipts, franchise, or profits and (b) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes.
“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Tax Benefit Adjustment Amount” is defined in Section 9.3.6.
“Tax Matter” defined in Section 10.3.
“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, required to be filed with any Taxing Authority with respect to Taxes.
“Third-Party Claim” is defined in Section 9.4.1.
“Trade Secrets” is defined in the definition of “Intellectual Property.”
“TSA” is defined in Section 6.1.10.

“Union” is defined in Section 4.8.3.
“Working Capital” means (a) the sum of the Acquired Companies’ (i) accounts receivable, (ii) inventories, (iii) other receivables and (iv) prepaid expenses minus (b) the sum of the Acquired Companies’ (i) accounts payable and (ii) accrued liabilities; provided, that the calculation of Working Capital shall exclude (1) Closing Cash, (2) Indebtedness, (3) any Tax assets (current, deferred or otherwise), (4) any current or deferred income or franchise Tax liabilities, and (5) any amount with respect to any transaction between two or more Acquired Companies (and no other parties). Working Capital shall be calculated in accordance with Section 2.4.1 hereof. For the avoidance of doubt, transactions between an Acquired Company, on the one hand, and Parent or an Affiliate of Parent (other than another Acquired Company), on the other hand, shall not be excluded when determining Working Capital. An example calculation of Working Capital, including each specific general ledger account, is set forth on Exhibit A hereto.
“Working Capital Target” means One Million One Hundred Thousand Dollars ($1,100,000.00).
ARTICLE 12
Construction; Miscellaneous Provisions
12.1    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:
(a)    If to Buyer, to:
Allied Motion Technologies Inc.
495 Commerce Drive
Amherst, New York 14228
Fax No. (716) 242-8638
Attention: Chief Executive Officer

With a copy to:
Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900
Buffalo, NY 14202
Fax No. (716) 416-7329
Attention: Joseph P. Kubarek
Nicholas J. Hoffman

(b)    If to Seller, to:
Invacare Holdings New Zealand
c/o Invacare Corporation

One Invacare Way
Elyria, Ohio 44035
Attention: Chief Financial Officer
Telecopy Number: (440) 329-6094
With a copy to:
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Office of the General Counsel
Telecopy Number: (440) 329-6094
or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile or electronic mail transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.
12.2    Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto, together with the Seller Ancillary Agreements and the Buyer Ancillary Agreements, constitute the exclusive statement of the agreement between Buyer and Seller concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein, in the Seller Ancillary Agreements and the Buyer Ancillary Agreements.
12.3    Modification. No amendment, modification or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.
12.4    Governing Law, Jurisdiction and Venue. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (without giving effect to any principles of conflicts of law that would require or permit the application of the laws of any U.S. state other than Delaware or any non-U.S. jurisdiction). Each party hereto agrees that any claim relating to this Agreement shall be brought solely in federal or state courts having jurisdiction in the State of Delaware, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties hereto specifically acknowledge, and agree to permit the application of, 6 Delaware Code § 2708. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.1 of this Agreement, and service so made shall be complete as stated in such section. Notwithstanding the foregoing, any disputes between the parties that (a) are submitted to the Independent Accountants for resolution pursuant to the terms of Section 2.4.3 shall be resolved as set forth in accordance with the terms of such section, and (b) related to a Tax Matter shall be resolved as set forth in accordance with the terms of Section 10.3. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.5    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Buyer, the Acquired Companies and Seller and their respective successors and permitted assigns.
12.6    Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement and may not be given effect in the interpretation or construction of this Agreement.
12.7    Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular includes the plural and the plural includes the singular (including with respect to defined terms in this Agreement). In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.” For purposes of this Agreement: (a) the word “or” is not exclusive; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. All dollar amounts in this Agreement are in United States Dollars.
12.8    Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties. A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.
12.9    Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement for purposes of Article 9 of this Agreement.
12.10    Disclosure Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any Disclosure Schedule, any information disclosed in one Disclosure Schedule shall be deemed to be disclosed in such other Disclosure Schedule(s) and applicable to such other representations and warranties to the extent that the disclosure is readily apparent from a reading of such disclosure item to be applicable to such other Disclosure Schedule(s) and such other representations and warranties. The Disclosure Schedules may include items and information that are not “material” relative to the entire business of the Acquired Companies, taken as a whole, and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of such term for purposes of this Agreement or otherwise.
12.11    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall automatically be extended to the immediately succeeding Business Day.
12.12    Construction. This Agreement and the other documents contemplated herein shall be deemed to have been jointly drafted by the parties hereto, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, Buyer, Seller and Parent have executed and delivered this Securities Purchase Agreement, or have caused this Securities Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.
BUYER:
ALLIED MOTION CHRISTCHURCH LIMITED

By:	/s/ Richard S. Warzala
Its:	Director

SELLER:
INVACARE HOLDINGS NEW ZEALAND

By:	/s/ Kathleen P. Leneghan
Its:	Director

PARENT:
INVACARE CORPORATION

By:	/s/ Anthony C. LaPlaca
Its:	Senior Vice President, General Counsel & Secretary